Jacksonville Bancorp Announces Record Quarterly and Annual Earnings

    JACKSONVILLE, Fla., Jan. 22 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) announced today that the Company had record earnings of $3.0 million in 2007, an increase of 17% over the $2.5 million recorded in 2006. The Company earned $1.63 per diluted share, a 17% increase over the $1.39 recorded in the previous year. It was also a year of record growth as the Company grew assets $66.4 million. The book value per basic share of the Company increased 15% from $13.28 per share to $15.23 per share.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )

    Diluted earnings per share were $0.52 in the fourth quarter of 2007, compared to $0.36 per share in the fourth quarter of 2006, a 44% increase. Net income for the fourth quarter of 2007 was $940 thousand, a 45% increase over net income for the fourth quarter of 2006.

    Gilbert J. Pomar, III, Jacksonville Bancorp, Inc. President and CEO, stated, "The Company is especially pleased with achieving asset growth of 20%, EPS growth of 17%, and having only 0.17% in nonperforming loans given the current banking environment."

    Total assets were $392.0 million at year end, compared to $325.6 million at the end of 2006. Net loans increased 21% to $339.3 million as of December 31, 2007, compared to $281.0 million as of December 31, 2006. Total deposits increased 2% to $288.9 million, compared to $282.6 million as of December 31, 2006. The additional funding required to support the earning asset growth was provided through the Company's Federal Home Loan Bank line.

    Credit quality remains healthy, with nonperforming loans at 0.17% of total assets, compared to 0.26% at December 31, 2006. Net charge-offs were 0.01% of average loans for the year. The allowance for loan losses as a percentage of loans was 0.91% at December 31, 2007, relatively unchanged from 0.92% at the end of 2006. The reserve amount is based on the quality and strength of the loan portfolio and management's analysis of the adequacy of the reserve which would be required to absorb estimated probable losses in the Company's loan portfolio. The Company recorded $62,000 in net provision expense during the fourth quarter, compared to $140,000 that was recorded in the fourth quarter of 2006. The decrease was due to management's assessment of local and national economic conditions and the underlying strength of the loan portfolio.

    "Our exceptional credit quality continues to stand out in the industry. Since our inception, the Bank determined it is prudent to be out of the residential construction, for-sale housing, and acquisition and development lending business except for very special circumstances. That decision continues to serve us well," said Mr. Pomar.

    Net interest income increased 12% over 2006, driven by a strong increase in average loans. The net interest margin for 2007 was 3.56%, compared to 3.81% for 2006. The net interest margin compression was driven primarily by increased funding costs due to a higher percentage of certificates of deposits, an inverted yield curve for much of 2007, and intense competition for deposits in the market.

    Noninterest income for 2007 grew 13% over 2006 primarily due to a strong increase in NSF fees. Noninterest income increased by 20% over the fourth quarter 2006 and 14% over the third quarter of 2007; the quarterly increases were primarily due to an increase in NSF and loan referral fees.

    Noninterest expense for 2007 increased $912 thousand, or 12%, over the prior year. During 2007, the Company fully absorbed the cost of its fifth branch which opened for business in June of 2006. The efficiency ratio remained flat at 62.5% for the years ended December 31, 2007 and 2006.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $392 million in assets and five full-service banking offices. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http://www.jaxbank.com.

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                          JACKSONVILLE BANCORP, INC.
                                   (Unaudited)
                  (Dollars in thousands except per share data)

                                  Three Months              Twelve Months
                                     Ended                      Ended
                                  December 31,               December 31,
                                2007        2006          2007         2006
    Earnings Summary

    Total interest
     income              $     7,019  $    6,024    $   26,808    $   22,017
    Total interest
     expense                   3,754       3,117        14,419        10,945

      Net interest income      3,265       2,907        12,389        11,072
    Provision for loan
     losses                       62         140           542           546

      Net interest income
       after provision
       for loan losses         3,203       2,767        11,847        10,526
    Noninterest income           323         270         1,184         1,047
    Noninterest expense        2,141       2,006         8,485         7,573

      Income before income
       tax                     1,385       1,031         4,546         4,000
    Income tax provision         445         382         1,588         1,477

      Net income         $       940  $      649    $    2,958    $    2,523

    Summary Average
     Balance Sheet

    Loans, gross         $   338,891  $  278,640    $  317,409    $  260,318
    Securities                32,960      28,075        30,134        27,382
    Other earning assets         709         824           838         3,222

      Total earning assets   372,560     307,540       348,380       290,922
    Other assets              14,292      13,859        13,861        13,662

      Total assets       $   386,852  $  321,398    $  362,241    $  304,584

    Interest-bearing
     liabilities         $   321,569  $  264,961    $  301,003    $  247,868
    Other liabilities         39,366      33,879        36,749        35,558
    Shareholders' equity      25,917      22,558        24,489        21,158

      Total liabilities
       and shareholders'
       equity            $   386,853  $  321,398    $  362,241    $  304,584

    Per Share Data

    Basic earnings
     per share           $      0.54  $     0.37    $     1.70    $     1.46
    Diluted earnings
     per share           $      0.52  $     0.36    $     1.63    $     1.39
    Basic weighted
     average shares
     outstanding           1,747,281   1,739,364     1,744,512     1,726,350
    Diluted weighted
     average shares
     outstanding           1,807,570   1,821,247     1,816,150     1,812,890
    Book value per
     basic share
     at end of period    $     15.23  $    13.28    $    15.23    $    13.28
    Total shares
     outstanding at
     end of period         1,747,981   1,741,688     1,747,981     1,741,688
    Closing market
     price per share     $     19.90  $    33.10    $    19.90    $    33.10

    Selected Ratios

    Return on average
     assets                     0.96%       0.80%         0.82%         0.83%
    Return on average
     equity                    14.38%      11.41%        12.08%        11.92%
    Average equity
     to average assets          6.70%       7.02%         6.76%         6.95%
    Interest rate spread        2.84%       3.10%         5.50%         3.15%
    Net interest margin         3.48%       3.75%         3.56%         3.81%
    Allowance for loan
     losses as a
     percentage
     of total loans             0.91%       0.92%         0.91%         0.92%
    Ratio of net
     charge-offs
     as a percentage
     of average loans           0.01%       0.05%         0.01%         0.05%
    Efficiency Ratio           59.68%      63.14%        62.51%        62.49%

                                           December 31,
    Summary Balance Sheet            2007               2006

    Cash and cash
     equivalents                $   6,035           $   4,478
    Securities                     33,415              27,180
    Loans, net                    339,265             281,006
    All other assets               13,247              12,911

      Total assets              $ 391,962           $ 325,575

    Deposit accounts            $ 288,893           $ 282,626
    All other liabilities          76,440              19,811
    Shareholders' equity           26,629              23,138

      Total liabilities
       and shareholders'
       equity                   $ 391,962           $ 325,575


SOURCE  Jacksonville Bancorp, Inc.
    -0-                             01/22/2008
    /CONTACT: Valerie Kendall of Jacksonville Bancorp, Inc., +1-904-421-3051/ /First Call Analyst: /
    /FCMN Contact: /
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    /Web site: http://www.jaxbank.com /
    (JAXB)